Exhibit 14

SUMMIT FINANCIAL GROUP, INC.

CODE OF ETHICS FOR

DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES

     This Code of Ethics (“Code”) applies to all directors, executive officers and employees of Summit Financial Group, Inc. (“SFG”) and its subsidiaries (collectively, the “Corporation”). For purposes of this Code, directors are defined as any member of the board of directors of SFG and its subsidiaries or divisional board (“Directors”). Executive officers are defined as the Corporation’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Credit Officer and the Chief Executive Officer of each of the Corporation’s subsidiaries (“Executive Officers”). Employees are defined as all full-time, part-time, and temporary staff members, as deemed appropriate by the Director of Human Resources (“Employees”). A relative is any person who is related by blood or marriage, or whose relationship with the Director, Executive Officer or Employee is similar to that of persons who are related by blood or marriage (“Relative”).

     The Corporation expects its Directors, Executive Officers and Employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply to the best of their ability with all applicable laws, rules and regulations, to deter wrongdoing and abide by other policies and procedures adopted by the Corporation that govern the conduct of its Directors, Executive Officers and Employees. The Chief Executive Officer, Chief Financial Officer and Director of Accounting (“Senior Financial Officers”) are also required to adhere to the supplemental provisions set forth in Exhibit A attached hereto (the “Supplemental Provisions”).

     The Corporation asks that the Directors, Executive Officers and Employees read, enforce and adhere to this Code. The acknowledgment form located at the end of this Code must be signed and returned to the Corporation’s Human Resource Department.

I. GENERAL PRINCIPLES

Compliance with Laws, Regulations, Policies and Procedures

     All Directors, Executive Officers and Employees are expected to understand, respect and comply to the best of their ability with all of the laws, regulations, policies and procedures that apply to them in their position with the Corporation. Employees are responsible for talking to their supervisor or compliance officer to determine which laws, regulations and Corporation policies apply to their position and what training is necessary to understand and comply with them. Directors, Executive Officers and Employees are directed to specific policies and procedures adopted by the Corporation and available on the Corporation’s Intranet Information Site.

Nondisclosure and Confidentiality

     The protection of confidential personal and business information is vital to the interests and the success of the Corporation. Such confidential information includes, but is not limited to, the following examples:

•	Compensation plans and information

•	Customer financial information

•	Corporate financial information

•	Pending projects and proposals

•	Policies and procedures

•	Regulatory and legal matters

•	Customer information (e.g. names, social security numbers, phone numbers, addresses, etc.)

•	Marketing strategies and plans

•	Products and fee structures

•	Contractual information (i.e. vendor agreements, leases, purchase agreements, service contracts, etc.)

     Directors, Executive Officers and Employees are required to accept and acknowledge an Oath of Confidentiality as a condition of employment. The Oath of Confidentiality is attached hereto as Exhibit B, and by signing the Personal Commitment to the Code, you are acknowledging receipt and acceptance of the Oath of Confidentiality. Any Director, Executive Officer and Employee who improperly uses or discloses confidential personal and/or business information will be subject to disciplinary action, up to and including termination of employment, even if he or she does not actually benefit from the disclosed information.

Regulatory and Public Reporting

     The Corporation is registered with the Securities and Exchange Commission (the “SEC”) and pursuant to the Securities Exchange Act of 1934, the Corporation must file certain periodic reports with the SEC. The Corporation is also a financial holding company subject to state and federal banking laws and regulations. It is critically important that the Corporation’s filings with the SEC, banking regulators and other regulatory agencies, as well as its other public communications, be full, fair, accurate, timely and understandable. Accordingly, the Directors, Executive Officers and Employees shall, within the scope of their individual duties, provide, or cause to be provided, full, fair, accurate, timely and understandable disclosure in reports and documents that the Corporation files with or submits to the SEC, banking regulators and other regulatory agencies and in other public communications.

Accounting

     All Directors, Executive Officers and Employees who are responsible for the preparation of the Corporation’s financial statements, or who provide information as part of that process, are required to comply with the Corporation’s internal control over financial reporting and disclosure controls and procedures.

Protection and Proper Use of Corporation Assets

     Each Director, Executive Officer and Employee should endeavor to protect the Corporation’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Corporation’s profitability. Corporation equipment should be used only for legitimate business purposes, though incidental personal use may be permitted. Equipment and other assets of the Corporation shall not be used in connection with personal political activities.

II. CONFLICTS OF INTEREST

Definition of Conflicts of Interest

     Directors, Executive Officers and Employees have an obligation to conduct business within guidelines that prohibit actual or potential conflicts of interest. This policy establishes only the framework within which the Corporation wishes the business to operate. The purpose of these guidelines is to provide general direction so that Directors, Executive Officers and Employees can seek further clarification on issues related to the subject of acceptable standards of operation. Contact the Director of Human Resources for more information or questions about conflicts of interest.

     Transactions with outside firms must be conducted within a framework established by this Code. Business dealings with outside firms should not result in unusual gains for those firms. Unusual gain refers to bribes, product bonuses, special fringe benefits, unusual price breaks, and other windfalls designed to benefit such outside firms or its representatives.

     An actual or potential conflict of interest occurs when a Director, Executive Officer or Employee is in a position to influence a decision that may result in a personal gain for that Director, Executive Officer, Employee or Relative as a result of the Corporation’s business dealings. Personal gain may result not only in cases where a Director, Executive Officer, Employee or Relative has a significant ownership in a firm with which the Corporation does business, but also when a Director, Executive Officer, Employee or Relative receives any kickback, bribe, substantial gift, or special consideration as a result of any transaction or business dealings involving the Corporation.

     No “presumption of guilt” is created by the mere existence of a relationship with outside firms. However, if a Director or Executive Officer has any influence on transactions involving purchases, contracts, or leases, it is imperative that they disclose to SFG’s Board of Directors as soon as possible the existence of any actual or potential conflict of interest so that safeguards can be established to protect all parties. If an Employee has such influence, he or she should immediately disclose to the Director of Human Resources the existence of any actual or potential conflict of interest.

     Confidential information about the Corporation’s customers that reflects favorably or adversely on the investment value of any business enterprise is “insider” information. It should not be used for personal investment advantage or provided to others for their investment advantage.

     A Director, Executive Officer or Employee should not represent the Corporation in any transaction where he or she has a material connection or a financial interest. Examples of material connections would include Relatives or close personal friends, whether the transaction involves them as individuals or as principals in a firm doing business with the Corporation. An example of a financial interest would be a Director, Executive Officer or Employee’s involvement as a proprietor, partner, or joint venture in a firm doing business with the Corporation.

     A Director, Executive Officer or Employees of the Corporation should avoid taking part in transactions involving any of the above circumstances. By “transactions” we are talking not only of the making of loans, but also about approval of overdrafts, accepting checks on uncollected funds, waiving of charges or fees, or waiving the requirement of financial statements or collateral documents. When there is a potential conflict of interest, another Director, Executive Officer or Employee must handle the transaction.

     From time to time Executive Officers or the Director of Debt Management will determine a minimum value to be accepted for the sale for repossessed assets (autos, real estate, etc.) or other surplus company property of the Corporation (collectively, “Property”). Any sale of Property to an Employee must have prior approval from the Director of Human Resources. Additionally, any sale of Property to Directors or Executive Officers with a value in excess of $1,000 must have prior approval from the Board of Directors. Any sale of Property to Directors or Executive Officers with a value less than or equal to $1,000 must have prior approval from the Director of Human Resources.

Corporate Opportunities

     Each Director, Executive Officer and Employee is prohibited from taking for himself or herself personal opportunities that are discovered through the use of corporate property, information, or position. No Director, Executive Officer or Employee may use corporate property, information, or position for improper personal gain or to compete with the Corporation directly or indirectly.

Fair Dealing

     Each Director, Executive Officer and Employee should endeavor to respect the rights of and deal fairly with the Corporation’s clients, suppliers, competitors, and employees. No Director, Executive Officer or Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

Gifts, Fees, Legacies, Loans and Investments

     A Director, Executive Officer or Employee shall not accept a loan from a customer or supplier of the Corporation. This prohibition does not apply to loans from banks or other financial institutions made on customary terms. A Director, Executive Officer or Employee shall not receive anything of value from a customer for making a loan, nor for approval of overdrafts, accepting checks on uncollected funds, waiving fees or charges, or for waiving the requirement for financial statements or collateral documents. Further, an Executive Officer or Employee shall not accept a fee for performing any act that the Corporation could have performed in the normal course of business.

     It is improper for a Director, Executive Officer or Employee to accept a gift from a customer or from any other person seeking a relationship with the Corporation. This rule does not apply to (a) food, refreshments or entertainment at luncheon or business meetings, (b) advertising or promotional material of nominal value, (c) awards from charitable organizations, or (d) gifts of nominal value. Nominal value is a value that would be within the employee’s monetary ability to reciprocate on a personal basis or that would qualify as a legitimate claim to the Corporation for reimbursement under similar circumstances.

     A Director, Executive Officer or Employee shall not indirectly perform any act that these rules prohibit directly. For example, it is just as wrong to arrange for a Relative to receive a gift as it is for the Director, Executive Officer or Employee to accept the gift directly.

     An Employee shall not acquire a financial interest in a customer’s business without the prior approval of the Director of Human Resources. An Executive Officer shall not acquire a financial interest in a customer’s business without the prior approval of the Corporation’s Board of Directors. This provision does not apply to widely-held corporations and cooperatives.

Outside Employment, Directorships and Control Relationships

          Employment outside the Corporation of any nature (including paid political office) by an Executive Officer or an Employee must be approved prior to accepting such employment. For Employees, approval by the Director of Human Resources is required. For Executive Officers, approval of the Corporation’s Board of Directors is required. The Corporation will be liberal in granting approvals unless there is a potential appearance of a conflict of interest. Specific outside activities that raise conflict of interest questions include:

•	Employment by a firm that competes in any way with the Corporation.

•	Preparation of any material that will be presented to the Corporation by an entity seeking a loan.

•	Rendering investment counsel.

•	Rendering accounting services.

•	Drafting wills or practicing law.

•	Performing any services that the Corporation could perform in the ordinary course of business.

     It is understood that an employee’s work schedule for the Corporation from time to time may vary or change, and that it is the employee’s responsibility to plan outside employment around his/her Company responsibilities.

     An Employee should not accept a directorship of another corporation without prior approval of the Director of Human Resources. An Executive Officer should not accept a directorship of another corporation or enter into a control relationship with any other business entity without prior approval of the Corporation’s Board of Directors. Charitable and nonprofit organizations are exceptions to these general requirements.

     Historically, certain Directors have held employment, directorships or control relationships with business entities that compete directly or indirectly with the Corporation, but nonetheless are consistent with their fiduciary responsibilities to the Corporation. Notwithstanding the foregoing, any future employment, directorships, or control relationships of new or current Directors with business entities that compete directly or indirectly with the Corporation are prohibited.

III. COMPLIANCE AND REPORTING REQUIREMENTS

Compliance with the Code

     Each Director, Executive Officer and Employee must read, understand and comply with this Code. Each Director, Executive Officer and Employee must sign the acknowledgment form located at the end of this Code to acknowledge that he or she has received and read this Code and agrees to comply with it.

     If a Director, Executive Officer or Employee has a question as to whether this Code is applicable to a particular situation, they are encouraged to refer the matter to the Director of Human Resources.

Obligation to Report

     If a Director, Executive Officer or Employee believes that he or she has violated this Code or any applicable law or regulation, then such Director, Executive Officer or Employee must report the violation so that the Corporation can take appropriate action. The fact that the Director, Executive Officer or Employee has reported the violation will be given consideration in determining appropriate disciplinary action, if any. In many cases, a prompt report of a violation can substantially reduce the adverse consequences of a violation.

     If a Director, Executive Officer or Employee becomes aware that another Director, Executive Officer or Employee has, or in all likelihood has, violated this Code, including any law or regulation applicable to the Corporation, such Director, Executive Officer or Employee has a duty to report that violation so that the Corporation can take steps to rectify the problem and prevent a recurrence.

How to Report Violations

     Reporting Violations NOT Involving Corporation’s Financial Statements and Disclosures, Accounting Practices, Internal Control over Financial Reporting, Disclosure Controls or Auditing Matters. These violations, or suspected violations, of the Code must be reported to the Director of Human Resources. If such violation involves a member of the Human Resources Department, then the Director, Executive Officer or Employee should report such violation to the Corporation’s Chief Executive Officer. If an Executive Officer or Employee does not feel comfortable reporting such violations to the Director of Human Resources or to the Corporation’s Chief Executive Officer, then an Executive Officer or Employee may report such violations to his or her supervisor. All supervisors must forward any reports submitted to them to either the Director of Human Resources or the Corporation’s Chief Executive Officer.

     Reporting Violations Involving Corporation’s Financial Statements and Disclosures, Accounting Practices, Internal Control over Financial Reporting, Disclosure Controls or Auditing Matters. These violations, or suspected violations, must be reported (anonymously, confidentially or otherwise) to one or more members of the Corporation’s Audit & Compliance Committee. If a Director, Executive Officer or Employee does not feel comfortable reporting such violations to the Corporation’s Audit & Compliance Committee, then such Director, Executive Officer or Employee may report such violations to the Director of Human Resources or to a supervisor (in the case of Executive Officers and Employees). The Director of Human Resources or the supervisor to whom reports are made shall investigate, and if necessary, act on such reports. Depending on the circumstances, such action may include referring the report directly to the Corporation’s Audit & Compliance Committee for investigation and action. At a minimum, the Corporation’s Audit & Compliance Committee shall be copied on all reports and be informed of the outcome of investigations based on such reports if the information or concern in the report identifies a problem or concern that could have a material impact on the Corporation’s financial statements and disclosures, accounting practices, internal control over financial reporting, disclosure controls or auditing matters. The Audit & Compliance Committee has established procedures for the receipt, retention and treatment of reports of violations involving the Corporation’s financial statements and disclosures, accounting practices, internal control over financial reporting, disclosure controls and auditing matters. The procedures mandated by the Audit & Compliance Committee ensure that these complaints can be submitted anonymously and in complete confidence. These procedures are set forth in Exhibit C attached hereto.

     If a Director, Executive Officer or Employee is unsure how to report a violation or whether to report a suspected violation, such Director, Executive Officer or Employee may speak informally and confidentially with the Director of Human Resources, the Director of Audit & Loan Review or a supervisor.

Non-Retaliation.

     The Corporation shall not retaliate against a Director, Executive Officer or Employee who has made good faith reports of known or suspected violations of this Code or other known or suspected illegal or unethical conduct. In addition, the Corporation shall not retaliate against a Director, Executive Officer or Employee who testifies, participates in or otherwise assists in a proceeding regarding any matter covered by this Code.

Disciplinary Measures.

     Any violation or potential violation of this Code by a Director, Executive Officer or Employee constitutes grounds for disciplinary and corrective action, up to and including termination or removal. In determining the appropriate disciplinary and corrective action in a particular case, consideration shall be given to all relevant information, including the nature and severity of the violation or potential violation, whether the violation or potential violation was a single occurrence or involved repeated occurrences, whether the violation or potential violation appears to have been intentional or inadvertent, whether the Director, Executive Officer or Employee involved had been advised prior to the violation or potential violation as to the proper course of action, and whether or not the Director, Executive Officer or Employee had committed other violations or potential violations in the past. In cases of illegal activity or wrongdoing, the Corporation will notify the appropriate legal authorities.

IV. WAIVERS AND MODIFICATIONS

     A request by a Director, Executive Officer or Employee for a waiver of or an exception to this Code, or modification or amendment thereto, shall be directed to, and shall only be granted by, the Board or a designated Board committee. Any such waivers will be disclosed as required by law or SEC or NASDAQ regulation.

EXHIBIT A
Supplemental Provisions Applicable to Senior Financial Officers

     The Summit Financial Group, Inc. Code of Ethics applies to all Directors, Executive Officers and Employees of the Corporation, including the Chief Executive Officer, the Chief Financial Officer, and the Director of Accounting (the “Senior Financial Officers”). In addition to being bound by the Code of Ethics, the Senior Financial Officers must also comply with the following supplemental provisions:

1.	The Senior Financial Officers are responsible for full, fair, accurate, timely and understandable financial disclosure in reports and documents filed by the Corporation with the Securities and Exchange Commission and in other public communications made by the Corporation. The Corporation’s accounting records must be maintained in accordance with all applicable laws, must be proper, supported and classified, and must not contain any false or misleading entries.

2.	The Senior Financial Officers are responsible for the Corporation’s system of internal control over financial reporting and disclosure controls. The Senior Financial Officers shall promptly bring to the attention of the Audit & Compliance Committee any information the Senior Financial Officers may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Corporation’s ability to record, process, summarize and report financial data, or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s financial reporting, disclosures or internal controls.

3.	The Senior Financial Officers may not compete with the Corporation and may never let business dealings on behalf of the Corporation be influenced — or even appear to be influenced — by personal or family interests. The Senior Financial Officers shall promptly bring to the attention of the Audit & Compliance Committee any information he or she may have concerning any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Corporation’s financial reporting, disclosures or internal controls.

4.	The Corporation is committed to complying with both the letter and the spirit of all applicable laws, rules and regulations. The Senior Financial Officers shall promptly bring to the attention of the Audit & Compliance Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Corporation or its employees or agents. The Senior Financial Officers shall also promptly bring to the attention of the Audit & Compliance Committee any information the Senior Financial Officers may have concerning any violation of these supplemental provisions. The Audit & Compliance Committee may determine, or designate appropriate persons to determine, appropriate additional disciplinary or other actions to be taken in the event of violations of the these supplemental provisions by the Corporation’s Senior Financial Officers and a procedure for granting any waivers of these supplemental provisions. Following investigation by the Audit & Compliance Committee (or its designee), written notice shall be given to the individual involved if and when the Audit & Compliance Committee (or its designee) determines that a violation of these supplemental provisions has occurred or that a potential violation may occur. In such event, the written notice shall state the findings of the Audit & Compliance Committee (or its designee) and shall include, as appropriate, any disciplinary and corrective actions, which may include, without limitation, censure by the Audit & Compliance Committee, demotion or reassignment of the individual involved, suspension with or without pay or benefits, and/or termination of employment. In cases of illegal activity or wrongdoing, the Audit & Compliance Committee (or its designee) will notify the appropriate legal authorities.

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EXHIBIT B

Oath of Confidentiality

     I understand by holding a position with Summit Financial Group, Inc. and its subsidiaries (collectively, the “Corporation”) that financial services is a confidential business and that respect must be maintained at all times for the privacy of our customers and our Corporation.

     I do hereby declare and pledge that I will observe the strictest secrecy with regard to all confidential information as defined in the Corporation’s Code of Ethics for Directors, Executive Officers and Employees. This information is to be kept confidential at all times. I understand that Directors, Executive Officers or Employees who violate this trust are subject to immediate termination or removal. Further, I pledge myself to continue to observe secrecy of such information should I leave the service of the Corporation for any reason.

EXHIBIT C

Procedures for Reporting Violations of Summit Financial Group, Inc.’s Code of
Ethics Involving the Corporation’s Financial Statements and Disclosures,
Accounting Practices, Internal Control over Financial Reporting, Disclosure
Controls or Auditing Matters

Section 301 of the Sarbanes-Oxley Act requires the Audit & Compliance Committee of the Board of Directors of Summit Financial Group, Inc. (the “Corporation”) to establish procedures for: (a) the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and (b) the submission by employees of the Corporation and others, on a confidential and anonymous basis, of good faith concerns regarding questionable accounting or auditing matters.

In accordance with Section 301, the Audit & Compliance Committee has adopted the following procedures:

1.	If an Employee, Executive Officer or Director submits a report regarding the Corporation’s financial statements and disclosures, accounting practices, internal control over financial reporting, disclosure controls or auditing matters to the Director of Human Resources or a supervisor, then the Director of Human Resources or the supervisor to whom such reports are made shall investigate, and if necessary, act on such reports. Depending on the circumstances, such action may include referring the reports directly to the Audit & Compliance Committee for investigation and action. At a minimum, the Audit & Compliance Committee shall be copied on all reports and be informed of the outcome of investigations based on such reports if the information or concern in the report identifies a problem or concern that could have a material impact on the Corporation’s financial statements and disclosures, accounting practices, internal control over financial reporting, disclosure controls or auditing matters.

2.	Any Employee, Executive Officer or Director may submit, on a confidential, anonymous basis if so desired, any good faith report of violations of Summit Financial Group, Inc.’s Code of Ethics involving the Corporation’s financial statements and disclosures, accounting practices, internal control over financial reporting, disclosure controls or auditing matters. All such concerns shall be set forth in writing and forwarded to the Audit & Compliance Committee by one of the following two methods:

(i) An Employee, Executive Officer or Director may submit such report in a sealed inter-office envelope to the Chairman of the Audit & Compliance Committee, in care of the Corporation’s Director of Audit & Loan Review, Adam T. McKenery, and labeled with a legend such as: “CONFIDENTIAL — TO BE OPENED BY THE AUDIT & COMPLIANCE COMMITTEE ONLY”; or

(ii) An Employee, Executive Officer or Director may submit such report directly to the Chairman of the Audit & Compliance Committee, by mailing the report via U.S. mail to the Chairman of the Audit & Compliance Committee. The current Chairman of the Audit & Compliance Committee is George R. Ours, Jr. and his mailing address is 222 Judy Street, Petersburg, West Virginia 26847. The envelope should be labeled with a legend such as: “CONFIDENTIAL — TO BE OPENED BY THE AUDIT & COMPLIANCE COMMITTEE ONLY.

If an Employee, Executive Officer or Director would like to discuss any matter with the Audit & Compliance Committee, he or she should indicate this in the submission and include a telephone number at which he or she might be contacted if the Audit & Compliance Committee deems it appropriate. Any such envelopes received by the Director of Audit & Loan Review shall be forwarded promptly and unopened to the Chairman of the Audit & Compliance Committee. If the employee would prefer an alternative method of contact, the employee may mail a report of the violation as indicated above to the Chairman of the Audit & Compliance Committee, care of the Director of Audit & Loan Review’s private post office box using the address listed below.

3.	Following the receipt of any complaints submitted hereunder, the Audit & Compliance Committee will investigate each matter so reported and take corrective and disciplinary actions, if appropriate, which may include, alone or in combination, a warning or letter of reprimand, demotion, loss of merit increase, bonus, suspension without pay or termination of employment.

4.	The Audit & Compliance Committee may enlist Committee members, Corporation employees, or outside legal, accounting or other advisors, as appropriate, to conduct any investigation of complaints or reports received in accordance with these procedures. In conducting any investigation, the Audit & Compliance Committee shall use reasonable efforts to protect the confidentiality and anonymity of the complainant.

5.	The Corporation does not permit retaliation of any kind against Employees, Executive Officers or Directors for complaints submitted hereunder that are made in good faith. Additionally, no Employee, Executive Officer or Director shall be adversely affected, because he or she refuses to carry out a directive which, in fact, constitutes corporate fraud, or is a violation of state or federal law or the Corporation’s Code of Ethics.

6.	The Audit & Compliance Committee shall retain as a part of the records of the Audit & Compliance Committee any such complaints, reports or concerns for a period of no less than three (3) years.

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Where to Mail a Report of a Violation of Summit Financial Group, Inc.’s Code of Ethics Involving the Corporation’s Financial Statements and Disclosures, Accounting Practices, Internal Control over Financial Reporting, Disclosure Controls or Auditing Matters:

Chairman of the Audit & Compliance Committee
c/o Mr. Adam T. McKenery, Director of Audit & Loan Review
Summit Financial Group, Inc.
P O Box 516
Moorefield, WV 26836

or

George R. Ours, Jr.
Chairman of the Audit & Compliance Committee
222 Judy Street
Petersburg, West Virginia 26847

     Please mark the envelope “CONFIDENTIAL — TO BE OPENED BY THE AUDIT & COMPLIANCE COMMITTEE ONLY”.

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Personal Commitment to the

Summit Financial Group, Inc. Code of Ethics

for Directors, Executive Officers and Employees

I acknowledge that I have received and read the Summit Financial Group, Inc. Code of Ethics for Directors, Executive Officers and Employees, and I understand my obligation to comply with the Code of Ethics. I also accept and acknowledge the Oath of Confidentiality that all employees must keep as a condition of employment.

I understand that my agreement to comply with the Code of Ethics does not constitute a contract of employment.

Please sign here:	Date:

Please print your name:

This signed and completed form must be returned to the Human Resources Department.

1323717.1

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